Exhibit 10.24

(TRANSLATION)

ELECTRICITY MARKETING AGREEMENT FOR SUPPLY TO

THE HIDRO NITRO ESPAÑOLA, S.A. FACILITY LOCATED

IN POLÍGONO PAÚLES, MONZÓN (HUESCA)

Madrid, 27 December 2012

LIST OF PROVISIONS

FIRST. PURPOSE OF THE AGREEMENT	3
SECOND. CHARACTERISTICS OF THE SUPPLY AND ACCESS TREATMENT OF THIRD PARTIES TO THE NETWORK	3
THIRD. TURNOVER OF ELECTRICITY SUPPLIED	3
FOURTH. TERM	6
FIFTH. QUALITY OF SUPPLY	7
SIXTH. TAXES	7
SEVENTH. PRICE REVIEW DUE TO CHANGES IN REGULATIONS	7
EIGHTH. MEASURING EQUIPMENT	7
NINTH. INVOICING AND PAYMENT TERMS	8
TENTH. ESTIMATED CONSUMPTION	10
ELEVENTH. CALCULATION OF SETTLEMENTS	10
TWELFTH. TEMPORARY SUSPENSION OF SUPPLY	10
THIRTEENTH. FORCE MAJEURE	11
FOURTEENTH. TERMINATION OF THE AGREEMENT	11
FIFTEENTH. APPLICABLE LAW AND JURISDICTION	12
SIXTEENTH. SEVERABILITY	12
SEVENTEENTH. CONFIDENTIALITY	12
EIGHTEENTH. NOTICES	13
ANNEX 1: FIXED PRICE SUPPLY MODEL	14

ELECTRICITY MARKETING AGREEMENT FOR SUPPLY TO THE HIDRO NITRO ESPAÑOLA, S.A. FACILITY LOCATED IN POLÍGONO PAÚLES, MONZÓN (HUESCA)	Page 1 of 16

In Madrid on 27 December 2012

BY AND BETWEEN:

THE FIRST PARTY:

HIDRO NITRO ESPAÑOLA, SA, (hereinafter, the Buyer or the Client), holding Tax ID No. A-28022796, with an address in Madrid, Paseo de la Castellana, 259 D, planta 49, and as representative and on behalf thereof Mr Miguel Guerrero Aulló, in exercise of the powers conferred under deed granted before the Notary Public of Madrid Ms Pilar López-Contreras Conde, on 15 October 1996, with notary record number 1006.

AND THE SECOND PARTY:

VILLAR MIR ENERGÍA, S.L. (hereinafter, the Marketer), holding Tax ID No. B-85253888, with an address in Madrid, Paseo de la Castellana, 259-D, planta 46, and as representative and on behalf thereof Mr José Luis González-Haba González, in exercise of the powers conferred under the deed granted before the Notary Public of Madrid Mr Jaime Recarte Casanova, on 18 March 2010, with notary record number 838.

WHEREAS:

FIRST. The Buyer owns an industrial facility located in the industrial park Polígono Paúles s/n, Monzón, Huesca (hereinafter, the Facility) and holds, in connection therewith, the status of “eligible client”, according to paragraph 3 of Article 1 of Royal Decree 2820/1998 of 23 December, establishing the tariffs for the access to networks, thus being eligible to qualify under the electricity supply system established for such clients. The Facility has the Universal Supply Point Code (CUPS) ES0031406186538001ZX0F. Furthermore, in relation with the Facility, the Buyer has formalized its registration in the Administrative Register of Qualified Distributors, Marketers and Consumers as a Qualified Consumer. The following chart shows the main features of the Facility:

FACTORY	CUPS	SUPPLY ADDRESS	VOLTAGE (kV)	TPA (Third- party Access)
MONZÓN	ES0031406186538001ZXOF	Polígono Paúles s/n Monzón (Huesca)	220 KV	6.4

SECOND. The Marketer is available to start the Marketing activity, having notified the date of start of operations on 4 June 2010 to the Ministry of Industry, Tourism and Commerce.

THIRD. The Buyer wishes to contract the acquisition of the energy through the Marketer of the Facility HIDRO NITRO MONZÓN (CUPS: ES0031406186538001ZXOF).

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As a result of the foregoing, the parties have entered this electricity marketing Agreement, which is governed by the following clauses:

CLAUSES

FIRST: PURPOSE OF THE AGREEMENT

By virtue of this electricity marketing Agreement, the Marketer undertakes to provide the Buyer, and the Buyer to purchase from the Marketer, all the electricity consumed from the distribution network in the HIDRO NITRO ESPAÑA, S.A. Facility in Monzón (Huesca).

To this end, the Buyer hereby undertakes and expressly authorizes to contract the acquisition of the energy consumed by the Facility through the Marketer.

The point of delivery or supply of electricity will correspond to the point where consumption measurement of the Facility is performed. The delivery of electricity will be deemed performed when it is made available to the Buyer in this point of supply.

SECOND. CHARACTERISTICS OF THE SUPPLY AND ACCESS TREATMENT OF THIRD PARTIES TO THE NETWORK

The Buyer will define the supply voltage and the power contracted for the purposes of the access fee seven (7) days prior to the entry into force of this Agreement. However, the Buyer may make, occasionally, hourly and quarter-hourly consumptions exceeding the average defined electric power.

The Buyer shall contract access to the network directly with the Distributor, so the Marketer will not invoice any amounts relating to the Procurement of third-party access to the Networks.

THIRD. TURNOVER OF THE ELECTRICITY SUPPLIED

3.1. Supply price

The amount to be invoiced for the energy supplied at power station busbars is obtained by applying a price formula indexed to the hourly price of the daily and intraday markets, in addition to the items that make up the final market price, as reflected in the special terms and conditions of Annex 2.

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•	Hourly price of the daily market

The hourly Price of the daily market is defined as the marginal prices (one for each hour) of the Daily Market of Electricity Production in the Spanish system published by the Operator of the Iberian Energy Market - Polo Español, S.A. on the website / www.omel.com.

•	Intraday market price

The Intraday market price is defined as the marginal prices (one for each hour) of the Intraday Market of Electricity Production corresponding to the action of the Client in the Spanish system published by the Operator of the Iberian Energy Market - Polo Español, S.A. on the website//www.omel.com.

•	System Operator costs

The hourly costs of these items will be invoiced on an hourly basis, as published on the information systems website of the System Operator, Red Eléctrica de España (e-sios).

•	Capacity-linked payments

Invoiced amounts will be in accordance with the regulations in force at that time.

•	Losses

Invoiced amounts will be in accordance with the regulations in force at that time.

3.2. Service management costs

This item includes the following costs:

•	Business Margin.

•	Provision of services offered through a web application.

•	Expenses incurred by the Marketer in guarantees and financial hedges.

The Marketer shall invoice the Buyer an amount for operating expenses for the net energy supplied (border point) as defined in the Special Conditions of the Agreement (Annex 2).

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3.3. Possibility to fix the supply price

The Buyer has the possibility to fix the price for the power by periods or blocks of energy as it wishes and for the period desired. To such end, a request shall be made with the power for which it wishes to fix the price (power for each period) and the Marketer shall quote a fixed price for each period taking into account the corresponding electricity markets for the energy, the period and the requested profile.

In the event that the Buyer does not consume a portion of the energy block closed at a fixed price, the Marketer shall only make one settlement for price differences between said fixed price and the average price recorded on the market during the period of application. Similarly, the managing cost of the contract set out in this clause will be invoiced for such a volume.

Annex 1 of this Agreement shows the model of supply agreement at a fixed price agreed by the Marketer and the Buyer.

3.4. Treatment of deviation screening

Average deviation is defined in a percentage (%) as the sum of the time difference in absolute value between the “Final Time Profile” and the Final consumption (measured in kWh) divided by the Final consumption (measured in kWh) for the month in question and will be referred to hereinafter as Deviation.

The price of energy in power station busbars will be increased by additional extra costs associated with the deviations mentioned in this paragraph. Such additional costs are stated in the Special Terms and Conditions of this Agreement (Annex 2).

The Marketer may offer the Client to request the programme at a maximum purchase price limit, as offered through the software application of the Marketer. Under this system, the Client would assume that such programme could have not been matched in the market and had to modify their consumption consequently. In this case, the cost of the potential deviation incurred by the Client if it does not change its consumption would be supported by the Client without screening.

Any corresponding Tax or Duty surcharge shall be applied to all these items.

3.5. Application of current taxes

The aforementioned invoice corresponding to the purchase of energy will include specifically the Special tax on Electricity, and the extra costs for using public roads (called Municipal Tax).

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3.6. Supply Prices Optimisation

By means of this Supply Price Optimisation procedure, the Daily Market Price will be adjusted according to the results obtained by the Marketer from the contracting of energy forward contracts on its own behalf and account. However, for contracting thereof, the energy supply to be delivered by the Marketer to the Client under these general Conditions shall be observed.

The Base Load Volume will be defined at each time, which will be a maximum of 50 MW.

The Marketer shall choose to contract “forwards” with the maximum deadline being 31 December 2011 and the minimum 1 day, giving prior notice of each of these operations to the Client.

Prior to being aware of the daily market price of the proposed product on any day in particular, the Client may oppose the operation that has been reported to be part of the Optimisation of the supply price, in which case the operation shall not be considered in the proposed operation. Such opposition may be made by telephone but it shall be confirmed in writing or email within [two hours] after its disclosure.

The operations performed shall be considered in adjusting the Daily Market Price, in such a way that if a profit has been made, the Daily Market Price shall be reduced by fifty percent of the profit obtained. If there has been a loss, the Daily Market Price will increase by fifty percent thereof. This adjustment of the price, upward or downward, will be taken to effect upon the settlement of the M month following the expiration of forwards considered for the Optimization of the Supply Price, as set out in section 3.1 of these General Terms and Conditions regarding the procedure for settlement of the M Month. A sheet with the details of all transactions of Price optimization carried out will be delivered each month indicating its net balance which shall appear in the Monthly settlement of the supply.

FOURTH. TERM

This Agreement enters into force on 1 January 2013 and ends on 31 December 2013, but may be extended by mutual agreement between the parties. Notwithstanding the above provisions, the effectiveness of the Agreement and therefore the start of delivery and the arising effects thereof, are conditioned to the granting of access to the network by the Distribution Company, without prejudice to that which is subsequently stated herein.

Regardless of the final date of the start of supply, the completion date of the Agreement will be 31 December 2013. Should access to the distribution network of the Facility be delayed by more than three months from 1 January 2013, the Agreement will be subject to revision by agreement between the parties of the economic terms and conditions for the Supply Point of the subject matter. Otherwise, it will be understood as not signed.

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FIFTH. QUALITY OF SUPPLY

The supply of electricity through the distribution network will be in accordance with current legislation, the Marketer committing to promote the incorporation of advanced technologies in the measurement and control of the quality of the supply.

The Marketer may assign the execution of services to a subsidiary company, in any case undertaking the obligations and legal responsibilities to the Buyer.

SIXTH. TAXES

All types of taxes (taxes, fees, public prices) and territorial surcharges that may be established by any type of national, regional or local rule, or court decisions, shall be borne by the Buyer, who must pay them at the prevailing rates and with the temporary effects to be established at each time. The corresponding Value Added Tax shall be added to this amount.

SEVENTH: PRICE REVIEW DUE TO CHANGES IN REGULATIONS

In the event that changes occurred in regulated items of electricity prices, these changes will apply fully to contract prices. The rates established in Order ITC / 3519/2009 of 28 December shall be used as basis for the review.

Likewise, in the event that regulatory changes occurred involving the appearance of new items in the final price or deleting any of the existing items, these changes would be incorporated in the price formulas of the models of supply included in the second clause.

EIGHTH. MEASURING EQUIPMENT

The Purchaser agrees to provide the equipment required to obtain quarterly registration and telemetry of active and reactive electric power consumption in perfect working order, allowing access to the Marketer or Distributor for inspection at the point of delivery.

The Client is responsible for the custody of the Measuring Equipment and shall not manipulate it. The detection of any issue in relation with the functioning of the equipment shall be immediately notified to the supplier thereof. Furthermore, the Client shall allow the Distribution Company and the Marketer (or any representative duly authorized to act on behalf of the former or of the Marketer) access to the Measuring Equipment at all times, for the purposes of performing the required readings for invoicing, to examine its working order and to ensure its proper maintenance.

The installation and testing of the measuring equipment shall be to the account of the Buyer. Likewise, the Buyer shall install, at its own expense, a telephone line intended for measuring equipment to be accessible by the Marketer via modem. In the event that the measuring equipment fails, and consumption data are not available, the amount to invoice will be according to the provisions established and enacted to that effect. If such provisions had not been enacted, the historical consumption for the same period of the previous year and similar conditions of operation of the Facility will be taken as reference.

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NINTH: INVOICING AND PAYMENT TERMS

The Client will not require the presentation of guarantees provided that the payment terms specified in the following paragraph are met: Invoicing and Payments of this Agreement, based on a biweekly payment scheme.

Invoicing and Payments

Two types of invoices will be issued: one by way of energy supplied and another one for management expenses.

Invoices for the supply of energy will follow a biweekly payment schedule, and PAYMENTS will therefore follow a payment scheme according to the following structure:

On the 16th of each month, an invoice will be issued for the energy scheduled hourly from the first of the month to the 15th inclusive, and evaluating the programme at the Daily Market Price in each hour. Another invoice will be issued on the first of the following month for the energy scheduled hourly from the 16th of the month until the last day of the month invoiced, inclusively, and evaluating the programme at the Daily Market Price in each hour. These invoices will be paid within 3 days of receipt by direct debit, or in the event of public holiday, the next working day. The corresponding VAT will be added to these amounts.

These biweekly payments are considered advance payments of the settlement of the M month.

Settlement of the M Month: The additional costs associated with the purchase (capacity-linked payment, Secondary reserve capacity (band), Restrictions, Taxes, etc.) will be included in the monthly settlement, along with the settlement of the corresponding positive or negative deviation at Daily Market Price according to the scheme of indicated extra costs stated in the Special Terms and Conditions, in addition to the results of the Optimization of the Supply in accordance with section 3.6 of the third clause. Once REE and OMEL make available to VME the performance results of the plants on the market, the invoice relating to the settlement of the M Month will be issued with a breakdown of the calculation method. Hidro Nitro Española shall have 3 business days from receipt thereof for validation of the invoice for settlement of the M month. In case of conformity, Hidro Nitro Española shall proceed to the payment of the invoice within 3 business days.

In case of discrepancies within 3 business days of receipt of the invoice, Hydro Nitro Española shall pay the lower value of the amounts under discussion. Both parties set a limit of 10 working days from the 15th of the month following consumption to reach an agreement, in which case, Hidro Nitro Española shall proceed to the payment within 3 days of the agreement. Failure to reach an agreement during those 10 days will lead to it being settled under the jurisdiction of the courts of the city of Madrid.

The invoices for “Management Fees” incurred by the Marketer will be issued separately within 5 days following the month on which consumption took place, for the energy settled in the corresponding month. Payment will be made on the 15th of the month following that on which consumption took place, or in the event of it being a public holiday, the first working day thereafter. This concept is established in the Special Terms and Conditions of this agreement.

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All Scheduling, Control and Invoicing will be made individually for each of the points of consumption to be agreed between the contracting parties.

The Client shall pay interest at Base Rate (One month Euribor for deposits in Euro, published by the European Banking Federation for interest accrual date) plus 3% per annum on any amount due and unpaid in respect of the period going from the Payment Date up to the date on which payment is made effective without need for prior warning. Such interest shall accrue daily and shall be paid on the date on which the payment of the unpaid invoice is made.

Payment of invoices shall be made by bank transfer.

Suspension of the Enforcement.

Should the Client fail to comply with payment upon maturity of amounts arising from this Agreement that are not in dispute, and if such failure is not remedied within a period of two (2) business days after receipt by the Client of the notice of default sent by the Marketer, the latter may suspend each and every one of the electricity supplies until full payment of that amount (plus Base Type interest plus 3% annually) and any other amounts, fines or penalties that may be claimed by any third party to the Marketer as a result of the suspension of supply to the Client under this Clause 3.3 without prejudice to any other rights granted to the Marketer.

Whatever the case may be, in the event that any undisputed amount due by the Client remains unpaid for a period equal to or exceeding two (15) sic days, without prejudice to the right of VILLAR MIR ENERGÍA, S.L. to terminate the Agreement and demand payment of any amounts owed thereto hereunder, the Marketer may proceed to suspend electricity supplies to the Client and to instruct the Distribution Company to suspend access to the network until the Client has paid to the Marketer all the amounts that were due under the Agreement and any expenses relating to the reconnection which must be paid by the Distribution Company.

Items included in the Agreement Price.

The Parties agree that the Agreement Price shall include items appearing in the Special Terms and Conditions in Annex 2.

Items not included in the Agreement Price.

The Agreement Price does not include charges for access to the network, surcharges for excess power and reactive power, as well as any other item other than those listed in the Third Clause, these being therefore exclusively on account of the Client.

Taxes.

It is understood that the amounts payable under this Agreement do not include Value Added Tax, which shall be borne by the Client at the rate applicable at all times.

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TENTH. ESTIMATED CONSUMPTION

In order to optimize the purchase in the Electricity Wholesale Market, the Buyer shall send the Marketer the scheduled future consumption of the Facility. In particular, the Buyer shall report the following:

1.	Monthly schedule: Daily consumption schedule for the full M+1 month. This shall be informed monthly before the 15th of each month.

2.	Weekly schedules: The monthly schedule may be corrected by reprogramming reported by Thursday at 6.00 pm for the reference period including Saturday, Sunday and the whole of the following week. These may belong to different months. The scheduling period can be variable, but must be included in the reference period.

3.	Daily schedule: the weekly schedule may be corrected by reprogramming, which will be reported as early as possible in order to adapt the schedule to the actual consumption of the Facility. Considering the above, the Client may send the schedule for D day before 9:55 am of day D-1. Notwithstanding the foregoing, the Client shall endeavour to send an estimate of the schedule by D day before 9:15 am of D-1 day.

4.	Contingencies: Unforeseen changes that may significantly affect the expected consumption and which are not included in the monthly or weekly schedules can be reported at any given time.

Such communications shall be made through VME’s web application, by email or by telephone.

ELEVENTH. CALCULATION OF SETTLEMENTS

In order to optimize the communication of schedules, the Marketer shall be responsible for installing on its own account a specific application for sending schedules and for solving contingencies.

Moreover, in order to provide the most detailed information, the Marketer will provide an application for downloading provisional settlements.

TWELFTH. TEMPORARY SUSPENSION OF SUPPLY

1.	The Marketer shall be entitled to enforce the temporary suspension of the supply, without being responsible thereof. This will be so if any of the following circumstances shall occur:

•	In case of force majeure, as established in the fourteenth clause.

•	If any of the said circumstances occurred empowering the Marketer to initiate the termination of the Agreement, especially in the case of default by the Buyer of any amount owed to the Marketer.

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2.	In all cases, the Marketer will inform the Buyer of the date of temporary suspension of the supply in advance, as early as humanly possible. In addition, the supply will be restored as soon as reasonably feasible for the Marketer, who shall take the necessary steps to minimize the time of interruption thereof.

3.	When the cause for the suspension is the default payment of the Buyer, any subsequent resumption of supply shall be conditional on payment by the Buyer to the Marketer of the amounts due and all costs and expenses incurred in suspending and resuming the supply and where appropriate, the establishment of any guarantee or deposit.

4.	In addition, the Marketer can make use of the right to terminate the Agreement in accordance with the provisions of the clause on termination of this document.

THIRTEENTH. FORCE MAJEURE

Neither Party shall be liable for the breach of any of its obligations under this Agreement, when it is caused by force majeure and unforeseeable circumstances, in accordance with Article 1105 of the Spanish Civil Code or if the Government adopts any of the measures provided in Article 10 of the Electricity Sector Law (hereinafter, “Force Majeure”) provided that:

•	Force Majeure circumstances have not arisen, in whole or in part, from any failure, omission or negligence of the Party claiming the exemption;

•	The Party claiming the exemption notifies the other Party of the circumstances of Force Majeure as soon as possible; and

•	The Party claiming the exemption makes all reasonable efforts to minimize the effect of such Force Majeure.

In case of Force Majeure, the Parties shall jointly decide the measures to take and if the Force Majeure is continuously extended for more than one (1) month without the parties reaching an agreement otherwise, either party may terminate the Agreement.

FOURTEENTH. TERMINATION OF THE AGREEMENT

The causes of termination of the Agreement are:

1.	Failure by either party to meet with any of their respective obligations under the Agreement.

2.	If either party becomes involved in a situation of bankruptcy, insolvency, or generalized state of insolvency.

3.	On completion of the agreed term of this Agreement and any of its extensions.

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Either of the parties who wishes to assert a cause of resolution referred to in points 1 and 2 of this clause shall notify the other party to remedy it within a non-extendible time interval of seven days. After this term, if the party who has incurred it has not remedied the cause of termination, the other party shall be entitled to terminate the Agreement.

In the event that it were the Buyer who has incurred in a cause of termination of the Agreement, the Marketer may, in any case, suspend the supply notifying the Buyer 24 hours before. All this being without prejudice to making use of the capability to terminate the Agreement under this provision.

At the time of termination of the Agreement, the Purchaser is obliged to pay all amounts deposited under the provision of Invoicing and Payment.

Notwithstanding the foregoing, the Marketer expressly reserves the right to demand compensation therefrom, for the damages suffered as a result of the Buyer’s actions.

FIFTEENTH. APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the applicable Spanish law, and in particular with the Law 54/97, of 27 November, of the Electricity Sector, and implementing regulations. To resolve any dispute or controversy that may arise regarding the interpretation, execution or performance of this Agreement, the parties submit, expressly waiving any other jurisdiction that may correspond to them, to the jurisdiction of the Courts of Madrid.

SIXTEENTH. SEVERABILITY

In the event that any provision included in the Agreement is declared null and void by any court or competent authority, such provision shall be considered as not being included therein and its null and voidness shall not affect in any way the remaining provisions thereof. In this case the parties agree to negotiate an alternative writing to the nullified stipulation in good faith and in accordance with the spirit of this agreement.

SEVENTEENTH. CONFIDENTIALITY

All information acquired or received as a result of this Agreement, including the terms hereof in relation to the other party, shall be regarded as strictly confidential.

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EIGHTEENTH. NOTICES

Any notice that is to be performed under this Agreement shall be made in writing and signed by the party that makes it, and be sent by telex, fax or registered letter to the address and to the attention of the respective party indicated below, unless any change has been reliably notified.

	By the Marketer:	By the Buyer:

Name	Mr José Luis González-Haba González	Mr Miguel Guerrero Aulló

Telephone	+ 34 91 334 54 52	+ (34) 91 590 32 19

Fax	+ 34 91 561 76 06	+ 34 91 561 76 06

Address	Paseo de la Castellana, 259 D Planta 28046 46. Torre Espacio, 28046 Madrid.	Paseo de la Castellana, 259 D Planta 28046 49. Torre Espacio, 28046 Madrid.

In witness whereof, the parties sign this document to one sole effect at the place and date stated above.

HIDRO NITRO ESPAÑOLA, S.A.	VILLAR MIR ENERGÍA, S.L.

Mr Miguel Guerrero Aulló	Mr José Luis González-Haba González

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ANNEX 1: FIXED PRICE SUPPLY MODEL

Operation Date: XXXXXXXXX

The first party:

HIDRO NITRO ESPAÑOLA, SA, (hereinafter, the Buyer or the Client), holding Tax ID No. A-28022796, with an address in Madrid, Paseo de la Castellana, 259 D, planta 49, and as representative and on behalf thereof Mr Miguel Guerrero Aulló, in exercise of the powers conferred in the deed granted before the Notary Public of Madrid Ms Pilar López-Contreras Conde, on 15 October 1996, with notary record number 1006.

The second party:

VILLAR MIR ENERGÍA, S.L. (hereinafter, VME or the Marketer), holding Tax ID No. B-85253888, with an address in Madrid, Paseo de la Castellana, 259-D, planta 46, and as representative and on behalf thereof Mr José Luis González-Haba González, in exercise of the powers conferred in the deed granted before the Notary Public of Madrid Mr Jaime Recarte Casanova, on 18 March 2010, with notary record number 838.

Declare:

VME and the Client agree to make full or partial delivery to the facility owned by HIDRO NITRO ESPAÑOLA, S.A. located in Monzón (Huesca) under a fixed-price scheme.

VME and the Client set a fixed price for a Fixed Volume of consumption in order to change the item of the Daily Market Price for a Fixed Price for a given volume.

VME and the Client shall make payments according to the following price scheme for the set term.

TERM	BASE LOAD (MW)	BASE LOAD PRICE (€/MWh)	VOLUME (MWh)

On each hour, the Client shall pay VME the BASE LOAD PRICE for the MW established in the chart above.

On each hour, if:

Consumption turned out to be higher than the BASE LOAD, the Client shall pay VME the result of multiplying the Daily Market price by the difference between Consumption and the Base Load.

Consumption turned out to be lower than the BASE LOAD, VME shall pay the Client the result of multiplying the Daily Market price by the difference between the BASE LOAD and Consumption.

Prices shown are only for Energy, the other items (loss, extra costs, demands and taxes) will be invoiced according to the provisions of the Third Clause of the Supply Agreement.

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Early Termination. Should either party terminate this Agreement Early, it shall indemnify the other party according to the following outline:

Compensation = (A - B) x (C + 2 € / MWh)

Where:

To: VOLUME

B: BASE LOAD times the number of hours lapsed until the end date of Early Termination of the Agreement.

C: OMIP Futures Price on the date of Early Termination - Futures Price of OMIP the day of signing the Agreement. The value of C will be expressed in Euro/MWh and in absolute value. The future price of OMIP being the date of Early Termination, the arithmetic mean of Market Prices of Futures for the period between the last day that is settled after announcing the Early Termination and the date of End of Agreement included in the Special Terms and Conditions. OPERADOR DEL MERCADO IBÉRICO DE ENERGÍA - POLO PORTUGUES (Iberian Energy Market Operator), publishes these prices in its internet address http://www.omip.pt/; If those prices are no longer published in this Internet address but are published by OMIP or substitute entity in another Internet address or through any other means, from that moment the Prices will be those published in this new Internet address or through such other means. If one of the parties becomes aware of a change of location or means of publication of Prices, it shall notify the other party within five working days. Prices shall be rounded up to three decimal places, i.e. rounding 0.0005 to 0.001.

Signed by:	Signed by:
Mr Miguel Guerrero Aulló	Mr José Luis González-Haba González
Client: HIDRO NITRO ESPAÑOLA, S.A.	VILLAR MIR ENERGÍA, S.L.

ELECTRICITY MARKETING AGREEMENT FOR SUPPLY TO THE HIDRO NITRO ESPAÑOLA, S.A. FACILITY LOCATED IN POLÍGONO PAÚLES, MONZÓN (HUESCA)	Page 15 of 16

ANNEX 2: SPECIAL TERMS AND CONDITIONS
vm
Energy
Electricity Supply Agreement
SPECIAL TERMS AND CONDITIONS
Marketer: VILLAR MIR ENERGÍA, S.L., with an address in Paseo de la Castellana 259D, Planta 46, Madrid, Tax ID (No. B-85253888. Telephone: +34 91 334 54 50 Fax: +34 91 561 76 06
Client: HIDRO NITRO ESPAÑOLA, S.A. Tax Code : A-23022796
Registered office: Madrid, Paseo de la Castellana, 259 D, planta 49 Telephone: +34 974 400 050 Fax: +34 974 403 945
Supply Point: MONZÓN FACTORY (CUPS: ES003140618653800IZXOF)
The Marketer and Client agree to enter into this final Agreement on electricity supply, subject to the following Special Terms and Conditions and to the conditions of the Supply Agreement signed on 27 December 2012 between the two parties.
Agreement end date: 31.12.2013. Voltage supplied 1 220 1 kV
Start Date: 01-01-2013
Management Cost: €/MWh 0,100
ENERGY PRICE
The price for the object of the Agreement shall be the sum of the following items, applying the relevant taxes:
DAILY MARKET PRICE or INTRADAY MARKET PRICE GUARANTEED POWER
PRICE FOR RESTRICTIONS ON DEMAND ON PBF
PRICE FOR THE DEMAND PER SECONDARY RESERVE CAPACITY BAND (BS) PRICE FOR THE DEMAND FOR REAL-TIME RESTRICTIONS
REDUCTION OF COST FOR THE DEMAND FOR EXCESS DEVIATIONS OF VALUE ZERO EUROS PRICE FOR THE DEMAND FOR ADDITIONAL RESERVE POWER UP
These concepts will be applied to actual demand in power station busbars.
The Price for the Diverted Energy (PDESV) shall follow the scheme shown in the following chart:
% of Deviation
Penalty in BC(€/MWh)
< 3% 0
3 - 5% 0.15
5.10% 0.2
›. 10% 0.4
The deviation % being the sum of the absolute values of MWh diverted hourly, divided by the consumption of power station busbars. The calculation is monthly.
Any corresponding Tax or Duty surcharge shall be applied to all these items.
For the duration of the supply, HIDRO NITRO ESPÑOLA will be able to cover consumption base loads (as per Annex 1).
HIDRO NITRO ESPAÑOLA, S.A. VILLAR MIR ENERGÍA, S.L.
Name: Mr Miguel Guerrero Aulló Name: Mr Jose Luis González-Haba González
Date: 27 December, 2012 Date: 27 December 2012

ELECTRICITY MARKETING AGREEMENT FOR SUPPLY TO THE HIDRO NITRO ESPAÑOLA, S.A. FACILITY LOCATED IN POLÍGONO PAÚLES, MONZÓN (HUESCA)	Page 16 of 16